Exhibit 10.2

CLOSING AGREEMENT

THIS AGREEMENT, made this                          day of                                    , 2006, by and between Diamond Jo, LLC., or its affiliates (“Diamond Jo”) and the Dubuque County Historical Society (the “Historical Society”).

WHEREAS, the parties have entered an Offer to Purchase Real Estate, Acceptance and Lease dated even date herewith (the “Offer” with other defined terms referenced in the Offer similarly defined below).

WHEREAS, the parties desire to supplement the Offer and provide for the consummation of the Transactions provided for under the Offer.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

1.   The Closing of the Transactions will occur as soon as possible after the satisfaction of the contingencies described in Section 4 of the Offer, but no later than twelve  (12) months after the acceptance of the Offer.  For the purposes of Section 4, the development plan of the museum and theatre shall be substantially similar to the plan presented in The Historical Society’s Vision Iowa application.

2.  The Historical Society is party to an agreement with the City of Dubuque concerning the development of property commonly known as The Adams Company property, adjacent to the Expansion Lot.  Diamond Jo will defend (including conducting all negotiations) and indemnify The Historical Society against any legal liability it may incur in connection with the abandonment or alteration of its agreement with the City of Dubuque, included, but not limited to, penalties associated with the cancellation of a roofing contract with Tricon in the amount of $414,000 and costs of demolition of the property if required by the EDA or the City of Dubuque.  Diamond Jo’s costs under this paragraph shall be limited to $600,000.  In the event the Historical Society later utilizes the Adams Company Property and enjoys an economic benefit from such use, the Historical Society will reimburse Diamond Jo for its costs incurred under this paragraph and the non-refundable deposit of $10,000 per month to the extent of such benefit.  Except as herein provided, any monies paid under this paragraph will be non-refundable, regardless of whether the Closing occurs.

3.  Diamond Jo agrees to provide such additional non-exclusive parking for use by the Historical Society as may be required by the City of Dubuque for the operation of the Historical Society’s proposed development as set forth in the Vision Iowa Plan and its current operation as it has existed from July, 2003 to September, 2006.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized persons as of the date set forth below.

DIAMOND JO, LLC.	DUBUQUE COUNTY HISTORICAL
SOCIETY

By:	By:

Title:	Title:

Date:	Date: